Report of Independent Registered Public Accounting Firm

 To the Shareholder and Board of Trustees

  of the Astral Equity Financial Combustion Fund

  and the Astral Ultra Equity Financial Combustion Fund,

  each a series of the Astral Investments Trust

In planning and performing our audit of the financial statements of the Astral Equity Financial Combustion Fund and the Astral Ultra Equity Financial Combustion Fund,  each a series of the Astral Investments Trust (the "Funds"), as of and for the period ended December 31, 2007, in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered its internal control over financial reporting, including control activities for safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Funds’ internal control over financial reporting.  Accordingly, we express no such opinion.

The management of the Funds is responsible for establishing and maintaining effective internal control over financial reporting.  In fulfilling this responsibility, estimates and judgements by management are required to assess the expected benefits and related costs of controls.  A Funds’ internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  Such internal control includes policies and procedures that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis.  A significant deficiency is a control deficiency, or combination of control deficiencies, that adversely affects the company’s ability to initiate, authorize, record, process or report external financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the company’s annual or interim financial statements that is more than inconsequential will not be prevented or detected.  A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

Our consideration of the Funds’ internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control that might be significant deficiencies or material weaknesses under standards established by the Public Company Accounting Oversight Board (United States).  However, we have identified the following deficiencies in the Funds’ internal control that we consider to be significant.

The Funds’ internal control system failed to ensure the Funds’ assets were held at the Funds’ custodian and failed to ensure that the Funds did not purchase securities on margin. The Funds have established a Tri-Party Agreement between the custodian, a broker and the Funds for the purpose of short sales of securities. The purpose of this agreement is to facilitate the Funds’ short sale transactions and allow the brokerage accounts established for each Fund to comply with the provisions of Regulation T of the Federal Reserve System and other margin requirements, while keeping each Fund in compliance with the Investment Company Act of 1940, as amended.

The custodian acts upon instructions from the advisor. Several months prior to the fiscal year end the advisor instructed the custodian to move the majority of the cash held in the custodian accounts into a special custody segregated account that was set up to hold collateral for short sales purchased through a brokerage account. In late December of 2007 the advisor purchased long securities through a brokerage account. Under the system of internal control the advisor would notify the custodian of the purchases. Subsequently, the securities should have been delivered to the custodian and paid for by funds in the custodian non-segregated account. The advisor informed the custodian by e-mail of these purchases. The custodian contends that they were not notified by the advisor. Nevertheless, the long securities purchased by the advisor were not delivered to the custodian and paid for by the custodian on behalf of the Funds.  The broker held the securities in the account established for short sales. The system of internal control failed to detect these improper procedures in a timely manner.

This report is intended solely for the information and use of management and the Board of Trustees of the Astral Equity Financial Combustion Fund and the Astral Ultra Equity Financial Combustion Fund, each a Series of the Astral Investments Trust and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

Abington, Pennsylvania

February 29, 2008

Management Response

The advisor notifies the custodian of each long purchase transaction by email.  Unless the advisor receives an electronic message that the email was not received or delivered, the advisor believes it is reasonable to assume that the custodian has received the information.  The Funds rely on the custodian to monitor for delivery of long positions to the custody account.  Management agrees that control procedures failed to detect these improper procedures in a timely manner.  Therefore, to avoid any further issues with respect to delivery of long positions to the custody account, the advisor has agreed to review the custody account statements within seven business days of each long purchase transaction to verify that the securities purchased by a Fund have been delivered to the Fund’s custody account.